SCHEDULE 14A INFORMATION


                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12


                                  E-Z-EM, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
|X|      No fee required
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         o   Title of each class of securities to which transaction applies:
         o   Aggregate number of securities to which transaction applies:
         o   Per unit price or other underlying value of transaction
             computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         o   Proposed maximum aggregate value of transaction:
         o   Total fee paid:
|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         o     Amount Previously paid:
         o     Form, Schedule or Registration Statement No.:
         o     Filing Party:
         o     Date Filed:

                                  E-Z-EM, INC.
                               1111 Marcus Avenue
                          Lake Success, New York 11042

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         I am pleased to give you notice that the 2003 Annual Meeting of Stockholders of E-Z-EM, Inc. will be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 21, 2003 at 9:30 a.m., local time. At the annual meeting you will be asked to:

         - approve the election of Michael A. Davis, James L. Katz and Anthony A. Lombardo as Class I directors of the Company, each for a term of three years (with the exception of Michael A. Davis who has indicated his intention to resign from the board of directors of the Company, but has agreed to remain a director until an appropriate replacement has been found),

         - ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending May 29, 2004,

         - vote on a stockholder proposal to urge the board of directors to allow a stockholder vote regarding the establishment of a retroactive 18-year term limit for directors, and

         - transact such other business as may properly come before the meeting.

         The board of directors has fixed the close of business on September 12, 2003 as the record date for the annual meeting. Only stockholders of record of the Company's common stock on the Company's stock transfer books on the close of business on that date are entitled to notice of and to vote at the meeting.


                                            By Order of the Board of Directors,


                                            PETER J. GRAHAM, Secretary
                                            Lake Success, New York

Dated: September 22, 2003

         Whether or not you expect to be present at the meeting, you are urged to fill in, date, sign and return the enclosed proxy card in the envelope that is provided, which requires no postage if mailed in the United States.

         If you wish to attend the annual meeting, please check the appropriate box on the enclosed proxy card and return it in the enclosed envelope.

         The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be terminated at any such adjourned meeting.

                                 E-Z-EM, INC.
                              1111 Marcus Avenue
                         Lake Success, New York 11042
                            _______________________

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                               OCTOBER 21, 2003
                            _______________________

                                 INTRODUCTION

         This proxy statement is being furnished to the stockholders of E-Z-EM, Inc., a Delaware corporation (the "Company"), by the board of directors of the Company in connection with the solicitation of proxies for use at the 2003 Annual Meeting of Stockholders of the Company to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 21, 2003 at 9:30 a.m., local time, or at any adjournment or postponement thereof.

         The principal executive offices of the Company are located at 1111 Marcus Avenue, Lake Success, New York 11042. The approximate date on which this proxy statement and the accompanying proxy are first being sent or given to stockholders is September 22, 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1- 800-SEC-0330 for further information on the public reference room. We maintain a website at www.ezem.com. The information contained in our website is not incorporated in this proxy statement by reference and you should not consider it a part of this proxy statement.

         You may request a copy of our recent Securities and Exchange Commission filings, at no cost, by writing or telephoning us at the following address and telephone number:

                            Stockholder Information
                                 E-Z-EM, Inc.
                              1111 Marcus Avenue
                         Lake Success, New York 11042
                           Telephone: (516) 333-8230

         If you would like to request documents, including any documents we may subsequently file with the Securities and Exchange Commission before the annual meeting, please do so by October 7, 2003 so that you will receive them before the annual meeting.


                                             TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
INTRODUCTION.........................................................................................-i-

WHERE YOU CAN FIND MORE INFORMATION..................................................................-i-

THE STOCKHOLDER MEETING..............................................................................-1-
         Date, Time and Place........................................................................-1-
         Proposals To Be Considered..................................................................-1-
         Record Date; Voting Securities..............................................................-1-
         Votes Required..............................................................................-2-
         Share Ownership of Management and Certain Stockholders......................................-2-
         Voting of Proxies...........................................................................-2-
         Revocability of Proxies.....................................................................-3-
         Solicitation of Proxies.....................................................................-3-

ELECTION OF DIRECTORS................................................................................-4-
         Nominees ...................................................................................-4-
         Recommendation of the Board of Directors....................................................-5-
         Other Directors.............................................................................-5-
         Meetings ...................................................................................-6-
         Compensation of Directors...................................................................-7-
         Executive Officers..........................................................................-8-

EXECUTIVE COMPENSATION..............................................................................-10-
         Summary Compensation Table.................................................................-10-
         Option/SAR Grants Table....................................................................-11-
         Aggregated Option Exercises and Fiscal Year-End Option Value Table.........................-11-
         Long-Term Incentive Plan Awards Table and Defined Benefit or Actuarial Plan Table..........-12-
         Employment Contracts.......................................................................-12-
         Severance Arrangements.....................................................................-12-
         Report on Repricing of Options / SARs......................................................-13-
         Compensation Committee Interlocks and Insider Participation in Compensation Decisions......-13-
         Audit Committee Report.....................................................................-13-
         Principal Accountant Fees and Services.....................................................-15-
         Compensation and Stock Option Committee Report on Executive Compensation...................-15-
         Security Ownership.........................................................................-18-
         Equity Compensation Plan Information.......................................................-21-
         Common Stock Performance Graph.............................................................-21-
         Certain Relationships and Related Transactions.............................................-24-
         Section 16(a) Beneficial Ownership Reporting Compliance....................................-25-

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.................................................-26-
         General....................................................................................-26-
         Recommendation of the Board of Directors...................................................-26-

STOCKHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT OF A RETROACTIVE
18-YEAR TERM LIMIT FOR DIRECTORS....................................................................-26-
         Stockholder Proposal.......................................................................-26-
         Recommendation of the Board of Directors...................................................-27-

                                                  ii



ANNUAL REPORT.......................................................................................-28-

STOCKHOLDER PROPOSALS...............................................................................-28-

OTHER MATTERS.......................................................................................-29-


                            THE STOCKHOLDER MEETING

Date, Time and Place

         This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of E-Z-EM, Inc. from holders of E-Z-EM's common stock for use at the annual meeting of stockholders to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, New York, on October 21, 2003 at 9:30 a.m., local time, and at any adjournments or postponements of the annual meeting.

Proposals To Be Considered

         At the annual meeting, we will ask holders of our common stock to consider and vote upon the following items:

Election of Directors

         The election of three of the Company's nine directors. If elected, two of the board's nominees for Class I director, James L. Katz and Anthony A. Lombardo, will each serve until the 2006 annual meeting of stockholders or until their respective successors are duly elected and qualified. The remaining Class I director, Michael A. Davis, has indicated his intention to resign from the board of directors of the Company prior to the 2006 annual meeting of stockholders, but has agreed to remain a director until an appropriate successor has been found.

Ratification of Appointment of Independent Auditors

         Ratification of the appointment of Grant Thornton LLP as the independent auditors for the Company for the fiscal year ending May 29, 2004.

Stockholder Proposal

         A stockholder proposal to urge the board of directors to allow a stockholder vote regarding the establishment of a retroactive 18-year term limit for directors.

Record Date; Voting Securities

         As of the close of business on September 12, 2003, there were 10,255,410 outstanding shares of the Company's common stock entitled to notice of and to vote at the annual meeting. Holders of our common stock have one vote per share on each matter to be acted upon. Only stockholders of record at the close of business on the record date for the annual meeting will be entitled to vote at the meeting and at any adjournment or postponement thereof. A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the meeting. For purposes of determining the presence of a quorum for transacting business at the annual meeting, abstentions and broker "non-votes" (proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

Votes Required

Election of Directors

         The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions from voting and broker "non-votes" on the election of directors will have no effect since they will not represent votes cast at the annual meeting for the purpose of electing directors.

Ratification of the Appointment of Independent Auditors

         The proposal to ratify the board's appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending May 29, 2004 must be approved by the affirmative vote of a majority of the votes cast at the annual meeting. For the purposes of this vote, a vote to abstain and a broker non-vote will each have no effect since they will not represent votes cast at the annual meeting for the purpose of this proposal.

Stockholder Proposal

         The stockholder proposal to urge the board of directors to allow a stockholder vote regarding the implementation of a retroactive 18-year term limit for directors must be approved by the affirmative vote of a majority of the votes cast at the annual meeting. For the purposes of this vote, a vote to abstain and a broker non-vote will each have no effect since they will not represent votes cast at the annual meeting for the purpose of this proposal.

Share Ownership of Management and Certain Stockholders

         As of the record date, directors and executive officers of the Company beneficially owned (excluding currently exercisable options) an aggregate of approximately 3,413,924 shares of our common stock, representing 33.3% of the common stock issued and outstanding and 33.3% of the Company's voting power.

         The Company's directors and executive officers have indicated that they intend to vote their shares FOR the election of the nominees for director, FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the 2004 fiscal year and AGAINST the stockholder proposal urging the board of directors to allow a stockholder vote regarding implementation of a retroactive 18-year term limit for directors.

Voting of Proxies

         Shares of our common stock will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the shares of common stock represented thereby will be voted:

         o FOR the election as directors of the persons who have been nominated by the board of directors;

         o FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending May 29, 2004;

         o AGAINST the stockholder proposal urging the board of directors to allow a stockholder vote regarding implementation of a retroactive 18-year term limit for directors; and

         o with respect to any other matter that may properly be brought before the annual meeting in accordance with the judgment of the person or persons voting. It is not expected that any matter other than as described in this proxy statement will be brought before the annual meeting.

Revocability of Proxies

         The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the annual meeting by:

         o delivering to the Secretary of the Company, prior to the annual meeting, a written notice of revocation bearing a later date or time than the proxy,

         o submitting another proxy by mail that is later dated and, if applicable, that is properly signed, or

         o     attending the annual meeting and voting in person.

         Attendance at the annual meeting will not by itself constitute revocation of a proxy. If an adjournment occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies. E-Z-EM does not expect to adjourn the annual meeting for a period of time long enough to require the setting of a new record date for such meeting.

Solicitation of Proxies

         The cost of solicitation of proxies being solicited on behalf of the board of directors will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, facsimile and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

         Stockholders should not send stock certificates with their proxy cards.

                              ELECTION OF DIRECTORS

Nominees

         The Company's board of directors currently consists of nine directors. The board is classified into three classes, each of which has a staggered three-year term. At the annual meeting, the stockholders will elect three Class I directors. If elected, Michael A. Davis, James L. Katz and Anthony A. Lombardo will hold office until the annual meeting of stockholders to be held in 2006 and until their successors are duly elected and qualified. Michael A. Davis has indicated that he intends to resign from the board of directors of the Company prior to the 2006 annual meeting of stockholders, but will remain a director until an appropriate successor has been found. The Class II directors and Class III directors will continue in office during the terms indicated below. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominees named below as directors of the Company. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions from voting and broker "non-votes" on the election of directors will have no effect since they will not represent votes cast at the annual meeting for the purpose of electing directors.

         The term of each of the current Class I directors expires at the annual meeting when his respective successor is duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the annual meeting, the proxies will be voted in favor of the nominees who remain candidates and may be voted for substitute nominees selected by the board of directors. The names of the nominees and certain information concerning them are set forth below:

Nominees to Class I of the Board of Directors:


                                                                                       First Year
Name                         Principal Occupation                          Age     Became Director
----                         --------------------                          ---     ---------------

Michael A. Davis             Medical Director of the Company                62              1995

James L. Katz                CEO of Lakeshore Medical Fitness, LLC          67              1983

Anthony A. Lombardo          President and CEO of the Company               56              2000



         Michael A. Davis, M.D., age 62, has served as Medical Director of the Company since 1994, a director of the Company since 1995, and Technical Director of the Company from 1997 to 2000. Dr. Davis was a Visiting Professor of Radiology at Harvard Medical School and Visiting Scientist in Radiology at Massachusetts General Hospital from 2002 until May 2003. He also served as Senior Vice President and Chief Medical Officer of MedEView, Inc. (radiology informatics) from 2000 until February 2003. He was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research, University of Massachusetts Medical Center from 1980 until 2002. During 1999, he also served as the President and Chief Executive Officer, and from 1999 until April 2003, he served as a director of Amerimmune Pharmaceuticals, Inc. and its wholly-owned subsidiary, Amerimmune, Inc. He is also a director of MacroChem Corp.

         James L. Katz, CPA, JD, age 67, has been a director of the Company since 1983. He is a founder of Lakeshore Medical Fitness, LLC (owns and manages medical fitness facilities), and has served as its Chief Executive Officer since 2000. He is also a founder of Medical Imaging of Northbrook Court, LLC (screening and diagnostic imaging), and has served as an administrative member since 2001. Previously, he had been a founder and managing director from its organization in 1995 until 2000 of Chapman Partners LLC (investment banking). From its acquisition in 1985 until its sale in 1994, he was the co-owner and President of Ever Ready Thermometer Co., Inc. From 1971 until 1980 and from 1983 until 1985, he held various executive positions with Baxter International and subsidiaries of Baxter International, principally that of Chief Financial Officer of Baxter International. He is also a director of Intec, Inc., Lakeshore Management Group, LLC and Lifestart Wellness Network, LLC, as well as a member of the Board of Advisors of Jerusalem Global and AEG Partners.

         Anthony A. Lombardo, age 56, has served as President, Chief Executive Officer and director of the Company since 2000. Prior to joining the Company, he served as President of ALI Imaging Systems, Inc. (radiology information management) from 1998 to 2000. From 1996 to 1998, Mr. Lombardo served as Global Manager of the Integrated Imaging Systems business of General Electric Medical Systems. Mr. Lombardo is also a director of PointDx, Inc. The Company has an investment in PointDx, Inc.

Recommendation of the Board of Directors

         The board of directors recommends a vote for the election of each of the nominees.

Other Directors

         The following Class II and III directors will continue on the board of directors for the terms indicated:

Class II Directors (Term Expiring in 2004):

         Paul S. Echenberg, age 59, has been a director of the Company since 1987 and has served as Chairman of the Board of E-Z-EM Canada Inc. since 1994. He has been the President, Chief Executive Officer and a director of Schroders & Associates Canada Inc. (investment buy-out advisory services) and a director of Schroders Ventures Ltd. since 1997. He is also a founder and has been a general partner and a director of Eckvest Equity Inc. (personal investment and consulting services) since 1989. He is also a director of Lallemand Inc., Benvest Capital Inc., Colliers MacAuley Nicholl, ITI Medical Technologies, Inc., Flexia Corp., Fib-Pak Industries Inc., Med-Eng Systems Inc., MacroChem Corp., Matra Plast Industries Inc. and A.P. Plasman Corp. The Company has an investment in ITI Medical Technologies, Inc.

         Donald A. Meyer, age 69, has been a director of the Company since 1968. Since 1995, he has acted as an independent consultant in legal matters to arts and business organizations, specializing in technical assistance. He had been the Executive Director of the Western States Arts Federation, Santa Fe, New Mexico, which provides and develops regional arts programs, from 1990 to 1995. From 1958 through 1990, he was an attorney practicing in New Orleans, Louisiana. He is also a director of Santa Fe Railyard Community Corporation, Santa Fe Stages and Santa Fe Youth Symphony.

         Robert J. Beckman, age 55, has been a director of the Company since August 2002. He is a founder and has been a Managing Partner of The Channel Group, a venture management and corporate advisory business focusing on global life sciences, since 2002. Previously, he founded Intergen Co., a global leader focused on providing technology and biologicals to thepharmaceutical/ biotechnology and clinical diagnostic industries, and served as its Chief Executive Officer from 1987 until 2001.

Class III Directors (Term Expiring in 2005):

         Howard S. Stern, age 72, is a co-founder of the Company and has served as Chairman of the Board and director of the Company since its formation in 1962. Mr. Stern has also served as President and Chief Executive Officer of the Company from 1997 to 2000. From 1990 to 1994, Mr. Stern served as Chief Executive Officer, and from the formation of the Company until 1990, he served as President and Chief Executive Officer. Mr. Stern is also a director of ITI Medical Technologies, Inc. The Company has an investment in ITI Medical Technologies, Inc.

         David P. Meyers, age 39, has been a director of the Company since 1996. He is a founder of AlphaCord, Inc., which provides cryopreservation of umbilical cord blood, and has served as its President since 2002. Previously, he founded MedTest Express, Inc., an Atlanta, Georgia based provider of contracted laboratory services for home health agencies, and served as its President, Chief Executive Officer and a director from 1994 to September 2002.

         George P. Ward, age 65, has been a director of the Company since August 2002. He has served as Executive Vice President - Business Development of Health Center Internet Services, Inc. in San Francisco, California from 1997 until 2001. He served as a director and consultant for ALI Technologies, Inc. of Richmond, British Columbia, Canada from 1996 until July 2002. After service as a USAF officer, he began his career as a rocket engineer with Thiokol Chemical Corp. in 1962, then joined the General Electric Space Division as a program manager and marketing manager in 1966. After a GE corporate headquarters assignment in 1973, Mr. Ward moved to the GE Medical Business, where he managed the X-ray and other medical imaging businesses. In 1977, he became President, CEO and a director of Systron Donner Corp., Concord, California (then NYSE). In 1982, he became President, CEO and a director of Vitalink Communications Corp., Mountain View, California, and in 1986, he founded MEICOR, Inc., Pleasanton, California, as Chairman, CEO and a director. From 1987 until 1991, he was a World Wide Business Group Managing Director for Philips Medical, and since 1991, a director/consultant for several high technology companies. He also was a director of Blue Cross of California, Woodland Hills, California from 1986 to 1996.

Meetings

         The board of directors held four regular meetings, one special meeting and two meetings by conference call during the 2003 fiscal year. From time to time, the members of the board of directors act by unanimous written consent pursuant to the laws of the State of Delaware. No director attended fewer than 75% of all board meetings during the 2003 fiscal year.

         The Company has a standing Executive Committee, Audit Committee, Nominating Committee, Compensation Committee and Finance Committee.

         The Executive Committee has the power and authority to act on behalf of the board during intervals between regularly scheduled board meetings. The members of the Executive Committee are Messrs. Stern, Echenberg and Katz. The Executive Committee did not meet during the 2003 fiscal year.

         The Audit Committee recommends to the board the selection of independent accountants and reviews the scope and results of the annual audit. The members of the Audit Committee are Messrs. Katz, Echenberg and Ward. The Audit Committee met four times during the 2003 fiscal year and had several informal discussions.

         The Nominating Committee evaluates current and future directors and their qualifications to serve on the Company's board of directors and recommends to the board nominees for election to the board. The Nominating Committee will consider nominees for directors recommended by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service with the Company. The members of the Nominating Committee are Messrs. Stern, Lombardo, Meyer and Meyers. The Nominating Committee did not meet during the 2003 fiscal year.

         The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. The Compensation Committee also sets the policies and parameters of the Company's executive compensation programs and awards thereunder, and makes determinations as to stock option grants under the 1983 Stock Option Plan and the 1984 Directors and Consultants Stock Option Plan. The members of the Compensation Committee are Messrs. Meyer, Katz and Ward. The Compensation Committee met five times during the 2003 fiscal year and had several informal discussions.

         The board of directors created a Finance Committee in 1995. Its members are Messrs. Katz and Meyers. The Finance Committee did not meet during the 2003 fiscal year.

Compensation of Directors

         On an annual basis, directors who are not employees of the Company are entitled to the following compensation: a retainer of $15,000; a fee of $1,000 for each board meeting attended; a fee of $250 for each telephonic board meeting attended; 1,000 shares of the Company's common stock; and stock options for 1,000 shares of common stock, which vest one year from date of grant. Directors who serve on committees of the board and who are not employees of the Company are entitled to a fee of $500 for each committee meeting attended and a fee of $250 for each telephonic committee meeting attended, except that the chairman of a committee is entitled to a fee of $1,000 for each committee meeting attended and $500 for each telephonic committee meeting attended. The Chairman of the Board is entitled to twice the above-referenced fees. In addition, directors who attend board meetings of AngioDynamics and who are not directors of AngioDynamics are entitled to the Company meeting fee of $1,000 for each board meeting attended. During 2003, the three members of the special committee formed to evaluate the recapitalization of the Company completed in October 2002, Messrs. Katz, Meyer and Echenberg, each received an additional fee of $15,000 in consideration for their services. Directors who are employees of the Company do not receive any compensation for their services as directors.

Executive Officers

         The following table sets forth certain information with respect to the Company's executive officers.


Name                           Age       Positions
----                           ---       ---------
Anthony A. Lombardo            56        President, Chief Executive Officer, Director
Dennis J. Curtin               56        Senior Vice President - Chief Financial Officer
Eamonn P. Hobbs                45        Senior Vice President - AngioDynamics
Joseph J. Palma                61        Senior Vice President - Global Sales
Jeffrey S. Peacock             46        Senior Vice President - Global Scientific and
                                         Technical Operations
Brad S. Schreck                46        Senior Vice President - Global Marketing
Arthur L. Zimmet               67        Senior Vice President - Special Projects
Sandra D. Baron                51        Vice President - Global Human Resources
Robert M. Bloomfield           62        Vice President - Market Research
Craig A. Burk                  50        Vice President - Manufacturing
Joseph A. Cacchioli            47        Vice President - Controller
Agustin V. Gago                44        Vice President - Global Contrast Business Unit
Peter J. Graham                37        Vice President - General Counsel and Secretary
Archie B. Williams             52        Vice President - Clinical Affairs and Medical
                                         Community Liaison

         Officers are elected annually and serve at the pleasure of the board of directors.

         Mr. Curtin has served as Senior Vice President - Chief Financial Officer since 1999, and previously served as Vice President - Chief Financial Officer from 1985 to 1999. Mr. Curtin has been an employee of the Company since 1983.

         Mr. Hobbs has served as Senior Vice President - AngioDynamics since October 2002, and previously served as Vice President - AngioDynamics from 1991 until October 2002. Mr. Hobbs has been an employee of the Company since 1988.

         Mr. Palma has served as Senior Vice President - Global Sales since 2002, and previously served as Senior Vice President - Sales and Marketing from 1999 to 2002, Vice President - Sales and Marketing from 1996 to 1999, and Vice President - Sales from 1995 to 1996. Mr. Palma has been an employee of the Company since 1994.

         Mr. Peacock has served as Senior Vice President - Global Scientific and Technical Operations since July 2002, and previously served as Vice President - Scientific and Technical Operations from 2000 until July 2002. Mr. Peacock has been an employee of the Company since 1986.

         Mr. Schreck has served as Senior Vice President - Global Marketing since 2002. Prior to joining the Company, he served as a consultant for Vyteris, Inc. (pharmaceutical/drug delivery) and ACMI, Inc. (urology, gynecology, laproscopy) from 2000 until 2002. From 1999 to 2000, he served as Vice President, World Wide Marketing of Surgical Dynamics Inc., a wholly-owned subsidiary of Tyco Inc. (spine/sports medicine). In 1999, he served as Vice President, Marketing and Sales Services of Implex Inc. (orthopedics). From 1996 to 1999, he served as Vice President, Worldwide Marketing and Product Development for Howmedica, a division of Pfizer (orthopedics).

         Mr. Zimmet has served as Senior Vice President - Special Projects since 1988, and has been an employee of the Company since 1982.

         Ms. Baron has served as Vice President - Global Human Resources since August 2002, and previously served as Vice President - Human Resources from 1995 until August 2002. She has been an employee of the Company since 1985.

         Mr. Bloomfield has served as Vice President - Market Research since 2000, and has been an employee of the Company since 1985.

         Mr. Burk has served as Vice President - Manufacturing since 1987.

         Mr. Cacchioli has served as Vice President - Controller since 1988, and has been an employee of the Company since 1984.

         Mr. Gago has served as Vice President - Global Contrast Business Unit since 2002, and previously served as Vice President - International from 1997 until 2002. Mr. Gago has been an employee of the Company since 1979.

         Mr. Graham has served as Vice President - General Counsel and Secretary since 2001, and has been an employee of the Company since 1997.

         Mr. Williams has served as Vice President - Clinical Affairs and Medical Community Liaison since 2000, and previously served as Vice President - Imaging Products Management from 1993 to 2000. Mr. Williams has been an employee of the Company since 1980.

         The business background of Mr. Lombardo has been previously set forth in this proxy statement.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the compensation for services, in all capacities for 2003, 2002 and 2001, of (i) those persons who were, during fiscal year 2003, Chief Executive Officer ("CEO") (Anthony A. Lombardo), and (ii) those persons who were, at the end of fiscal year 2003, each of the four most highly compensated executive officers of the Company other than the CEO (collectively, with the CEO, the "Named Executive Officers"):


                                          Annual Compensation                     Long-Term Compensation
                                   ----------------------------------    -----------------------------------------
                                                                                    Awards               Payouts
                                                                         ----------------------------   ----------
                                                             Other                        Securities
                                                            Annual       Restricted       Underlying                 All Other
       Name and                                            Compensa-       Stock          Options          LTIP      Compensa-
       Principal         Fiscal      Salary      Bonus      tion (1)       Awards     -----------------   Payouts     tion (4)
       Position           Year         ($)         ($)        ($)            ($)      # (2)      #(3)      ($)          ($)
       --------           ----      --------     ------    ---------     ----------   -----      ----     -------    ----------
Anthony A. Lombardo....   2003      $320,000     $46,560      None          None       None      None      None       $ 9,773
President and Chief       2002       320,000     71,088       None          None       None      None      None        33,402
Executive Officer         2001       261,667     38,125       None          None       None      None      None        25,467

Eamonn P. Hobbs........   2003       $240,000    $96,600      None          None       None      None      None       $ 8,470
Senior Vice President     2002       218,820     114,880      None          None       None      None      None        22,760
                          2001       210,000     23,625       None          None       None      .2273     None        22,384

Dennis J. Curtin.......   2003       $188,402    $31,541      None          None       None      None      None       $10,164
Senior Vice President     2002       179,430     44,814       None          None       None      None      None        25,352
                          2001       170,917     11,424       None          None       None      None      None        25,167

Joseph J. Palma........   2003       $176,776    $28,807      None          None       None      None      None       $ 9,901
Senior Vice President     2002       169,488     30,669       None          None       None      None      None        30,683
                          2001       162,500      7,313       None          None       None      None      None        30,213

Brad S. Schreck........   2003       $185,000    $20,098      None          None       None      None      None         $481
Senior Vice President     2002        11,859      8,621       None          None       None      None      None         None
(Effective May 2002)      2001         None        None       None          None       None      None      None         None

__________

(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers for fiscal years 2003, 2002 and 2001 did not exceed the lesser of 10% of such officer's total annual salary and bonus for fiscal years 2003, 2002 or 2001 or $50,000; such amounts are, therefore, not reflected in the table.

(2)  Options are exercisable into common stock of the Company.

(3) Options are exercisable into Class B common stock of AngioDynamics, Inc., a wholly-owned subsidiary of the Company. A total of 162.79 shares of AngioDynamics Class B common stock may be issued under this plan. A total of 500 shares of Class A and 500 shares of Class B common stock of AngioDynamics was issued and outstanding at May 31, 2003.

(4) For each of the Named Executive Officers, the amounts reported include amounts contributed by the Company under its Profit-Sharing Plan and, as matching contributions, under the companion 401(k) Plan. For 2003, 2002 and 2001, such amounts contributed were: $8,920, $9,375 and $1,333, respectively, for Mr. Lombardo; $7,787, $9,115 and $8,479, respectively, for Mr. Hobbs; $9,585, $8,315 and $8,015, respectively, for Mr. Curtin; $9,356, $8,291 and $7,706, respectively, for Mr. Palma; and $0, $0 and $0, respectively for Mr. Schreck.

     For each of the Named Executive Officers, the amounts reported include term life insurance premiums paid by the Company. For fiscal years 2003, 2002 and 2001, such amounts paid were: $853, $673 and $780, respectively, for Mr. Lombardo; $683, $395 and $655, respectively, for Mr. Hobbs; $579, $409 and $524, respectively, for Mr. Curtin; $545, $392 and $507, respectively, for Mr. Palma; and $481, $0 and $0, respectively, for Mr. Schreck.

     For each of the Named Executive Officers, the amounts reported include premiums paid by the Company under split dollar life insurance arrangements ("arrangements"). For fiscal year 2003, no amounts were paid by the Company under any split dollar life insurance arrangement. For each of fiscal years 2002 and 2001, such amounts paid were:
     $23,354 for Mr. Lombardo; $13,250 for Mr.

     Hobbs; 5 $16,628 for Mr. Curtin; $22,000 for Mr. Palma; and $0 for Mr. Schreck. During July 2003, such arrangements were modified. Under the amended terms of the arrangements, title and ownership of the policies were transferred to the Company and the Company will continue to pay all insurance premiums. Upon the death of any Named Executive Officer, such officer's beneficiaries will be entitled to a death benefit, the amount of which was determined as of July 2003. The Company will be entitled to the remaining life insurance proceeds. The Company will also be entitled at all times to the cash surrender value of the life insurance policies.

Option/SAR Grants Table

        The Company did not grant any stock options or stock appreciation rights to any of the Named Executive Officers during fiscal year 2003.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

        The following table sets forth certain information concerning all exercises of stock options during fiscal year 2003 by the Named Executive Officers and the fiscal year-end value of unexercised stock options on an aggregated basis:

                                                                           Number of
                                                                          Securities             Value of
                                                                          Underlying            Unexercised
                                                                          Unexercised          In-the-Money
                                                                          Options at            Options at
                                                                         May 31, 2003          May 31, 2003
                                                                              (#)                 ($) (1)
                                       Shares                          -----------------     -----------------
                                    Acquired on          Value           Exercisable/          Exercisable/
                   Name             Exercise (#)      Realized ($)     Unexercisable (2)     Unexercisable (2)
                   ----             ------------      ------------     -----------------     -----------------
Anthony A. Lombardo...............      None              None             225,000/                None/
                                                                            75,000                 None
Eamonn P. Hobbs...................     6,955            $18,143             32,640/              $136,424/
                                                                             None                  None
Dennis J. Curtin..................      None              None              35,556/              $154,727/
                                                                             None                  None
Joseph J. Palma...................      None              None              15,464/              $27,750/
                                                                             None                  None
Brad S. Schreck...................      None              None              8,750/                 None/
                                                                            26,250                 None

__________

     (1) Options are "in-the-money" if on May 31, 2003, the market price of the stock exceeded the exercise price of such options. At May 31, 2003, the closing price of the Company's common stock was $8.40. The value of such options is calculated by determining the difference between the aggregate market price of the stock covered by the options on May 31, 2003 and the aggregate exercise price of such options.

     (2)   Options are exercisable into common stock of the Company.

Long-Term Incentive Plan Awards Table and Defined Benefit or
Actuarial Plan Table

         The Company maintains no long-term incentive plans or defined benefit or actuarial plans.

Employment Contracts

         See "Certain Relationships and Related Transactions" for a description of the consulting agreement between the Company and Howard S. Stern, the Chairman of the Company's board.

         During 2000, the Company entered into an employment contract with Anthony A. Lombardo in his capacity as President and Chief Executive Officer. This employment contract provides for annual base salary at $320,000. The contract is cancelable at any time by either the Company or Mr. Lombardo, but provides for severance pay of one year's base salary in the event of termination by the Company without cause, as defined in the contract.

Severance Arrangements

         The Company has entered into severance agreements with certain named executive officers and certain other executive officers and key employees.

         Each severance agreement provides certain security to the executive in connection with a change of control. A change of control is defined as the acquisition of 50% or more of the outstanding voting power of all capital stock of the Company; or the transfer of all or substantially all of the assets of either or both of the AngioDynamics or Contrast Systems (E-Z-EM) business segments. Upon a change of control, all outstanding stock options vest and remain exercisable until the original expiration date of such options without regard to the need to remain employed by the Company. The Company will provide the executive (or his estate) with an interest-free loan in the amount necessary to pay the exercise price and the income and employment taxes due as a result of the option exercise. The Company is currently reviewing these arrangements in light of the Sarbanes-Oxley Act of 2002.

         If an executive's employment with the Company is terminated by the Company for good cause (as defined below), death or disability, or by the executive other than for good reason (as defined below), during the term of the severance agreement and within two years following a change of control, the executive shall be entitled to accrued but unpaid base salary.

         A termination of employment is for good cause under the severance agreements if the basis of termination is (a) repeated acts or serious omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (b) conviction of a crime involving fraud, dishonesty or moral turpitude; or (c) a material breach of the severance agreement or the conditions and requirements of employment.

         Good reason exists under the severance agreements if there is (a) a significant reduction in the nature or the scope of the executive's authority and/or responsibility; (b) a material reduction in the executive's rate of base salary; (c) a significant reduction in employee benefits; or (d) a change in the principal location in which the executive is required to perform services, which significantly increases commuting distance.

         If an executive's employment with the Company is terminated by the Company without good cause or by the executive for good reason, during the term of the severance agreement and within two years following a change of control, the executive shall be entitled to: (a) accrued but unpaid base salary; (b) a lump sum payment equal to between one and two times annual base salary, based upon years of service; (c) any benefits accrued under any incentive and retirement plans; (d) paid medical plan coverage until the earlier of 18 months from termination or the time when the executive obtains comparable coverage through a new employer; (e) a lump sum payment equal to the unvested portion, if any, of the executive's 401(k) plan; and (f) outplacement and career counseling services.

         Each severance agreement provides that if any amounts due to an executive thereunder become subject to the "golden parachute" rules set forth in
Section 4999 of the Internal Revenue Code, then such amounts will be reduced to the extent necessary to avoid the application of such rules.

Report on Repricing of Options / SARs

         In 2003, the Company did not adjust or amend the exercise price of any stock options or SARs previously awarded to any of the Named Executive Officers.

Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

         The following directors serve on the Company's Compensation
Committee: James L. Katz, Donald A. Meyer and George P. Ward. None of these persons was an officer or employee of the Company or any of its subsidiaries during 2003, nor was formerly an officer or employee of the Company or any of its subsidiaries. None of such directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. Nevertheless, the Company has disclosed its consulting arrangement with Mr. Meyer under "Certain Relationships and Related Transactions".

Audit Committee Report

         The audit committee of the board of directors is composed of three (3) directors and operates under a written charter. Each member of the audit committee is an independent director as such term is defined under the listing standards of The American Stock Exchange.

         As set forth in more detail in the audit committee's charter, as previously filed with the SEC, management is responsible for the Company's internal controls and financial operating system. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to this audit. The audit committee's responsibility is to monitor and oversee these processes. The audit committee's primary duties and responsibilities fall into three broad categories:

         First, the audit committee will serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

         Second, the audit committee is responsible for reviewing and appraising the audit efforts of the Company's independent auditors; this includes matters concerning the relationship between the Company and its independent auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company and determining whether the auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

         Third, to provide an open avenue of communication among the independent auditors, financial and senior management and the board of directors.

         The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee's charter. To carry out its responsibilities, the audit committee met four times during fiscal year 2003 and had several informal discussions.

         In overseeing the preparation of the Company's financial statements, the audit committee met and held discussions with management and the independent auditors. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards ("SAS") No. 61, "Communications with Audit Committees" and SAS No. 90, "Audit Committee Communications."

         The Company's independent auditors also provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and the audit committee has discussed with the independent auditors that firm's independence.

         Based upon the reviews and discussions referred to above, the audit committee recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and be filed with the U.S. Securities and Exchange Commission.

         This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report therein.

                             THE AUDIT COMMITTEE,
                            James L. Katz, Chairman
                               Paul S. Echenberg
                                George P. Ward

Principal Accountant Fees and Services

         The following table presents fees for professional audit services rendered by the independent auditors, Grant Thornton LLP, for the audit of the Company's financial statements for the fiscal years ended May 31, 2003 and June 1, 2002, and fees billed for other services rendered by Grant Thornton LLP during those periods:

                                                     2003             2002
                                                          (in thousands)

         Audit Fees                                  $343             $309
         Audit Related Fees(1)                         71               38
         Tax Fees(2)                                   53              104
         All Other Fees(3)                             98                -
                                                     ----             ----
                                                     $565             $451
                                                     ====             ====
__________

(1) Audit related fees consist primarily of profit sharing and 401(k) plan audits, interpretation of accounting standards, procedures related to registration statement filings and an SEC comment letter review.

(2) Tax fees include all tax services relating to tax compliance, tax advice and tax planning.

(3) All other fees consist primarily of services in assisting with business modeling for a foreign subsidiary product line and the recruiting of non-managerial personnel for a subsidiary of the Company .

         The audit committee understands the need for Grant Thornton LLP to maintain objectivity and independence in its audit of the Company's financial statements and has implemented procedures, including pre-approval of all non-audit services, to minimize any relationship with Grant Thornton LLP which could impair their independence. The committee has determined that the engagement of Grant Thornton LLP to provide non-audit services should only be used when the services offered by Grant Thornton LLP are more effective and economical than the services from other providers, and, to the extent possible, only after competitive bidding. The audit committee has considered the compatibility of the Audit Related Fees, Tax Fees and All Other Fees paid to Grant Thornton LLP in connection with Grant Thornton LLP's independence.

Compensation and Stock Option Committee Report on Executive Compensation

General

         The compensation committee of the board of directors determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees, and administers the Company's stock option plans. The compensation committee is currently composed of three non-employee directors: Donald A. Meyer, James L. Katz and George P. Ward.

Compensation Philosophy

         The primary philosophy of the Company regarding compensation to executive officers is to offer a program which rewards each member of senior management commensurately with the Company's overall growth and financial performance, including each person's individual performance during the previous fiscal year. The three primary components of executive compensation are base salary, annual performance bonus and stock option awards. The committee believes that this three-part approach enables the Company to remain competitive with its industry peers while ensuring that senior management are appropriately incentivised to deliver positive short- term results while creating sustainable long-term stockholder value.

         The key elements of the compensation committee's executive compensation philosophy include (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and individual initiative and achievement contributions to such performance, (c) linking compensation to elements which affect the Company's annual and long- term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e) establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

         In determining each executive's overall compensation, the compensation committee has relied, in part, on executive compensation surveys, publicly available information, informal survey information obtained by management, and information known to various members of the board of directors. The committee has also periodically sought the assistance of independent executive compensation consultants who have provided information and data on the compensation levels and philosophies adopted by other companies in the same market for executive talent. In particular, the independent consultants have compared the Company's total compensation program, which includes base salary, annual bonus pay and stock option awards, with programs offered by other companies of comparable size in the medical and healthcare industries.

Internal Revenue Code Section 162(m) Considerations

         Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and to the four most highly compensated officers of the Company other than the chief executive officer as of the end of the corporation's fiscal year (the "Named Executive Officers"). The $1 million compensation deduction limitation does not apply to "performance based compensation within the meaning of Section 162(m)." The Company believes that any compensation received by the Named Executive Officers in connection with the exercise of options granted under the 1983 Stock Option Plan will qualify as "performance based compensation", except for a certain de minimis option grant awarded in 1996. Stock options issued pursuant to the Company's AngioDynamics subsidiary 1997 Stock Option Plan will not qualify as "performance based compensation." The Company has not established a policy with respect to Section 162(m) of the Code because the Company has not paid, and does not currently anticipate paying, annual compensation in excess of $1 million to any employee.

Base Salaries

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive - particularly with respect to the executive's ability to manage growth of the Company - and any increased responsibilities assumed by the executive.

Annual Incentive Compensation

         The Company administers an Annual Incentive Bonus Plan ("AIP"), under which cash bonuses may be made to the CEO and President, other corporate officers, and certain other employees. At the beginning of each fiscal year, the goals for the Company and each individual are established. During each fiscal year, the level of bonus earned, if any, is dependent upon the Company's financial results as compared to budget and the individual's achievement of his or her personal goals. A bonus may be awarded if certain performance objectives, including corporate, business unit and departmental goals, have been met, as determined by the compensation committee. The Company awarded bonuses ranging up to 40.3% of base salary to corporate officers under the bonus plan for the 2003 fiscal year.

Stock Option Agreements

         The compensation committee views stock options as an important long-term incentive vehicle for its executive officers. The use of stock options ensures that the interests of the Company's executive officers are tied to the interests of the Company's stockholders by making a portion of the executive's long-term compensation dependent upon the value created for stockholders. This promotes a continuing focus on the Company's profitability and stockholder value. The compensation committee may grant options under the Company's stockholder-approved stock option plans. Options are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Optionees can receive value from stock option grants only if the underlying common stock appreciates in the long-term. Generally, stock options utilize vesting periods ranging from two to nine years to encourage key executives to continue in the employ of the Company. In determining long-term incentive awards, the compensation committee considers the amount of stock options previously granted to each officer, the officer's responsibilities, as well as the officer's current performance and contribution to the Company.

Compensation of the Chief Executive Officer

         The compensation committee has targeted Mr. Lombardo's total compensation, including compensation derived from awards of stock options, at a level it believes is competitive with the average amount paid by the Company's competitors and companies with which the Company competes for executive talent. During the 2003 fiscal year, Mr. Lombardo's base salary was increased to $320,000. During the 2003 fiscal year, no options were granted to Mr. Lombardo and no options previously granted to Mr. Lombardo were exercised. Pursuant to the employment contract between Mr. Lombardo and the Company, Mr. Lombardo participates in the Company's AIP program and received a bonus of $46,560 for the 2003 fiscal year.

         This compensation committee and stock option committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report therein.

                          THE COMPENSATION COMMITTEE,
                           Donald A. Meyer, Chairman
                                 James L. Katz
                                George P. Ward

Security Ownership

         The following table sets forth information, as of the record date, as to the beneficial ownership of the Company's common stock, by (i) each person known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers of the Company as a group:


                Name and Address of                              Shares                       Percent
                 Beneficial Owner                        Beneficially Owned (1)               of Class
                 ----------------                        ----------------------               --------
Howard S. Stern....................................           2,076,199 (2)                     20.2
Chairman of the Board, Director
23 Willets Road
Old Westbury, NY  11568

David P. Meyers ...................................         765,097 (3)(4)(8)                   7.5
Director
813 Springdale Road
Atlanta, GA  30306

Stuart J. Meyers...................................         695,624 (3)(5)(8)                   6.8
1841 Vermack Court
Dunwoody, GA  30338

Jonas I. Meyers....................................         601,319 (3)(6)(8)                   5.9
904 Oakland Avenue
Ann Arbor, MI  48104

Meyers Family Limited Partnership .................        1,684,550 (3)(7)(8)                  16.4
c/o David P. Meyers
1534 North Decatur Road, Suite 202
Atlanta, GA  30307

Ira Albert.........................................            800,042 (9)                      7.8
1304 SW 160th Avenue
Suite 209
Ft. Lauderdale, FL 33326


                                   -18-



                Name and Address of                              Shares                       Percent
                 Beneficial Owner                        Beneficially Owned (1)               of Class
                 ----------------                        ----------------------               --------

Wellington Management Company......................           523,602 (10)                      5.1
75 State Street
Boston, MA  02109

Anthony A. Lombardo................................              225,000                        2.1
President, Chief Executive Officer,
Director

Paul S. Echenberg..................................              93,205                          *
Chairman of the Board of
E-Z-EM Canada, Director

Donald A. Meyer....................................              61,006                          *
Director

James L. Katz......................................              43,092                          *
Director

Dennis J. Curtin...................................              40,180                          *
Senior Vice President

Eamonn P. Hobbs....................................              32,699                          *
Senior Vice President

Michael A. Davis, M.D..............................              15,786                          *
Medical Director, Director

Joseph J. Palma....................................              15,464                          *
Senior Vice President

Brad S. Schreck....................................               8,750                          *
Senior Vice President

Robert J. Beckman..................................               1,000                          *
Director

George P. Ward.....................................               1,000                          *
Director

All directors and executive                                 4,099,066 (2)(3)                    37.5
officers as a group (22 persons)...................

_________

*    Does not exceed 1%.

(1) Includes common stock shares issuable upon exercise of options currently exercisable or exercisable within 60 days of the record date as follows:
      Howard S. Stern (2,000), David P. Meyers (1,000), Anthony A. Lombardo (225,000), Paul S. Echenberg (75,856), Donald A. Meyer (19,918), James
      L. Katz (35,756), Dennis J. Curtin (35,556), Eamonn P. Hobbs (32,640), Michael A. Davis, M.D. (12,091), Joseph J. Palma (15,464), Brad S. Schreck (8,750) and all directors and executive officers as a group (685,142).

(2) On July 15, 2002, Howard S. Stern and his son and daughter, Seth F. Stern and Rachel Stern Graham, entered into an agreement (the "Stockholders' Agreement") with David P. Meyers, a director of the Company, and Jonas I. Meyers, Stuart J. Meyers and Betty K. Meyers, each of whom is a relative of David P. Meyers, and the Meyers Family Limited Partnership, an entity controlled by certain members of the Meyers family. Pursuant to the Stockholders' Agreement, each party thereto has agreed to, among other things, not submit certain types of stockholder proposals to the Company until July 15, 2004 and not vote in favor of any such proposals during such period. By virtue of the execution, delivery and performance of the Stockholders' Agreement, each party to the Stockholders' Agreement, including Mr. Stern, may be deemed to beneficially own the shares owned by each other party to the Stockholders' Agreement. However, Mr. Stern and each other party to the Stockholders' Agreement have expressly disclaimed such beneficial ownership. Accordingly, the shares beneficially owned by the other parties to the Stockholders' Agreement are not listed as beneficially owned by Mr. Stern in the table above. Seth F. Stern and Rachel Stern Graham beneficially own 341,931 and 430,827 shares of the Company's common stock, respectively, and, in the aggregate, Mr.
     Stern, Seth F. Stern and Rachel Stern Graham collectively beneficially own 2,848,957 shares of the Company's common stock, or approximately 27.8% of the issued and outstanding shares. The information set forth above was derived from a Schedule 13D dated July 29, 2002 filed jointly by Mr. Stern, Seth F. Stern and Rachel Stern Graham and other information available to the Company.

(3) David P. Meyers, Jonas I. Meyers, Stuart J. Meyers, Betty K. Meyers and the Meyers Family Limited Partnership (the "Meyers Stockholders") are each parties to the Stockholders' Agreement described in footnote (2) above. By virtue of the execution, delivery and performance of the Stockholders' Agreement, each party to the Stockholders' Agreement, including each of the Meyers Stockholders, may be deemed to beneficially own the shares owned by each other party to the Stockholders' Agreement. However, each of the Meyers Stockholders has expressly disclaimed such beneficial ownership. Accordingly, except as otherwise noted, the shares beneficially owned by the other parties to the Stockholders' Agreement are not listed as beneficially owned by any of the Meyers Stockholders in the table above. The information set forth above was derived from a
      Schedule 13D dated July 16, 2003 filed jointly by the Meyers
      Stockholders.

(4) Includes 385,231 shares owned directly by David P. Meyers (including the 1,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of the record date per footnote (1) above) and 379,866.03 shares beneficially owned by Mr. Meyers by virtue of his beneficial ownership of 22.55% of the Meyers Family Limited Partnership. Excludes 366,642.67 shares in which Mr. Meyers has only a remainder interest. Betty K. Meyers holds a life estate in 45,012 of these shares and the Meyers Family Limited Partnership holds a life estate (which is measured by the life of Betty K. Meyers) in the balance of the shares in which Mr. Meyers has a remainder interest. Also excludes 1,909 shares owned by Mr. Meyers' wife, as well as any shares beneficially owned by his wife or a trust established for the benefit of his children through their ownership of interests in the Meyers Family Limited Partnership (7.12% and 1.53%, respectively) as to which Mr. Meyers disclaims beneficial ownership. The information set forth above was derived from a
      Schedule 13D dated July 16, 2003.

(5) Includes 221,453 shares owned directly by Jonas I. Meyers and 379,866.03 shares beneficially owned by Mr. Meyers by virtue of his beneficial ownership of 22.55% of the Meyers Family Limited Partnership. Excludes 366,641.67 shares in which Mr. Meyers has only a remainder interest. Betty K. Meyers holds a life estate in 42,510 of these shares and the Meyers Family Limited Partnership holds a life estate (which is measured by the life of Betty K. Meyers) in the balance of the shares in which Mr. Meyers has a remainder interest. The information set forth above was derived from a Schedule 13D dated July 16, 2003.

(6) Includes 315,758 shares owned directly by Stuart J. Meyers and 379,866.03 shares beneficially owned by Mr. Meyers by virtue of his beneficial ownership of 22.55% of the Meyers Family Limited Partnership. Excludes 366,641.67 shares in which Mr. Meyers has only a remainder interest. Betty K. Meyers holds a life estate in 42,510 of these shares and the Meyers Family Limited Partnership holds a life estate (which is measured by the life of Betty K. Meyers) in the balance of the shares in which Mr. Meyers has a remainder interest. Also excludes 14,035 shares owned by a trust established for the benefit of Mr. Meyers' children, as well as any shares beneficially owned by his wife or a trust established for the benefit of his children through their ownership of interests in the Meyers Family Limited Partnership (7.12% and 16.59%, respectively) as to which Mr. Meyers disclaims beneficial ownership. The information set forth above was derived from a Schedule 13D dated July 16, 2003.

(7) The Meyers Family Limited Partnership is beneficially owned by David P. Meyers, Jonas I. Meyers, Stuart J. Meyers and certain other Meyers family members and related trusts. Stuart Meyers and Betty Meyers, the mother of David, Jonas and Stuart Meyers, as co-trustees of the Meyers Management Trust, the general partner of the Meyers Family Limited Partnership, have shared voting and investment power over the shares held by the Meyers Family Limited Partnership. In addition, Betty Meyers owns 128,021 shares of the Company's common stock directly and holds a life estate in 151,416 shares of the Company's common stock. The information set forth above was derived from a Schedule 13D dated July 16, 2003.

(8)   Collectively, David P. Meyers, Jonas I. Meyers, Stuart J. Meyers, Betty
      K. Meyers and the Meyers Family Limited Partnership own an aggregate of 2,886,429 shares of the Company's common stock, representing approximately 28.1% of the currently outstanding shares, excluding any shares owned by their spouses (1,909) or trusts established for the benefit of their children (14,035) as members of a group under Section 13(d) of the Securities Exchange Act of 1934. Each member of the group expressly disclaims beneficial ownership of the shares held by the other members of the group. The information set forth above was derived from a
      Schedule 13D dated July 16, 2003.

(9)  Information was derived from a Schedule 13D dated July 18, 2003.

(10) Information was derived from a Schedule 13G dated February 14, 2003.

Equity Compensation Plan Information

         The following table sets forth information, as of May 31, 2003, with respect to compensation plans under which equity securities of the Company are authorized for issuance.


                           (a)                       (b)                        (c)
                                                                                Number of securities
                                                                                remaining available
                                                                                for future issuance
                           Number of securities      Weighted-average           under equity
                           to be issued upon         exercise price             compensation plans
                           exercise of               of outstanding             (excluding securities
                           outstanding options,      options, warrants          reflected in
Plan category              warrants and rights       and rights                 column (a))
-------------              -------------------       -----------------          ----------------------
Equity compensation
plans approved
by security holders            1,219,893                  $6.12                     764,917 (1)

Equity compensation
plans not approved
by security holders                None                   None                           None

Total                          1,219,893                  $6.12                     764,917


(1) Consists of 658,909 shares reserved for issuance under the Company's 1983 and 1984 stock option plans and 106,008 shares reserved for issuance under the Company's 1985 Employee Stock Purchase Plan.


Common Stock Performance Graph

         On October 22, 2002 (the "Recapitalization Date"), the Company completed a recapitalization merger in which the Company's two previously outstanding classes of publicly traded equity securities - Class A common stock and Class B common stock - were combined into a single class of common stock. As a result of the recapitalization merger, on the Recapitalization Date, each outstanding share of Class A common stock and each outstanding share of Class B common stock was converted into one share of the currently outstanding single class of common stock..

         The following graph compares the cumulative total stockholder return on the Company's common stock with returns on the AMEX Market Value (U.S. & Foreign) Index ("AMEX Composite") and the Standard and Poor's Healthcare Equipment (Supercap) Index ("S&P Healthcare Equipment (Supercap)") during the five-year period ended May 31, 2003. Since the Company's current single class of common stock did not commence trading until October 22, 2002, the graph below shows the total five-year return for the Company's common stock assuming
(i) an initial $100
investment in our previously outstanding Class A common stock on May 30, 1998 and (ii) an initial $100 investment in our previously outstanding Class B common stock on May 30, 1998, in each case, assuming each share of Class A common stock or Class B common stock held was converted into one share of the current single class of common stock on the Recapitalization Date. Returns reflected in the graph below are therefore based on the performance of the Class A common stock or Class B common stock, as applicable, for periods prior to the Recapitalization Date and on the performance of the current single class of common stock for periods from and after the Recapitalization Date.





                                      Total Return - Data Summary

                                                             Cumulative Total Return
                                         ----------------------------------------------------------------
                                                                                        Recap
                                           5/98     5/99     5/00     5/01     5/02     Date      5/03
                                           ----     ----     ----     ----     ----     ----      ----
E-Z-EM, INC. - COMMON STOCK (EZM)
(ASSUMING INITIAL INVESTMENT IN
E-Z-EM CLASS A SHARES)                    100.00    72.32    98.21    75.71   157.14   112.86    120.00

E-Z-EM, INC. - COMMON STOCK (EZM)
(ASSUMING INITIAL INVESTMENT IN
E-Z-EM CLASS B SHARES)                    100.00    85.11   110.64    90.21   153.19   134.47    142.98

AMEX COMPOSITE                            100.00   107.03   127.86   124.08   113.32    94.45    109.85

S & P HEALTHCARE
EQUIPMENT (SUPERCAP)                      100.00   119.69   136.31   144.85   157.61   140.34    161.21


         In order to provide stockholders with additional information regarding the performance of the Company's current single class of common stock since the completion of the recapitalization merger, the following graph compares the cumulative total stockholder return on the Company's common stock with returns on the AMEX Composite and the S&P Healthcare Equipment (Supercap) on a monthly basis during the period from the Recapitalization Date through May 31, 2003. The graph below shows the total return during this period for the Company's common stock assuming an initial $100 investment on the October 22, 2002 Recapitalization Date. Returns reflected in the graph below are therefore based solely on the performance of our current single class of common stock.







                                  Total Return - Data Summary

                                                         Cumulative Total Return
                           -----------------------------------------------------------------------------------
                             Recap
                             Date     10/02    11/02    12/02     1/03     2/03     3/03      4/03     5/03
                             ----     -----    -----    -----     ----     ----     ----      ----     ----
E-Z-EM, INC. COMMON
STOCK (EZM)                 100.00    98.10    113.92   110.13   102.53    91.39   118.35    101.14   106.33

AMEX COMPOSITE              100.00   100.45    105.41   101.60   100.62   100.82   101.35    107.57   116.30

S & P HEALTHCARE
EQUIPMENT (SUPERCAP)        100.00    98.62    102.65   103.41   102.44   105.31   103.55    109.34   115.01


Certain Relationships and Related Transactions

         During 2003, the Company leased a facility, located in Westbury, New York, that was owned approximately 33% by Howard S. Stern, approximately 31% by Betty K. Meyers, a principal stockholder, and David P. Meyers, a principal stockholder and director of the Company, approximately 2% by other employees of the Company and approximately 34% by unrelated parties, which included a 31% owner who managed the property. Aggregate rentals, including real estate tax payments, were $143,000 during 2003. The lease was terminated in April 2003.

         Two facilities of the Company's wholly-owned subsidiary located in Tokyo, Japan are owned by Tohru Nagami, the subsidiary's President, and his mother. Aggregate rentals were $58,000 during 2003. The lease on one such facility was terminated in April 2003, while the lease term on the second facility expires in November 2003.

         During 2003, the Company leased a facility, located in Old Westbury, New York, that is owned by Howard S. Stern. Aggregate rentals, including real estate tax payments, were $36,000 during 2003. The lease was terminated in December 2002.

         The Company has split dollar life insurance arrangements ("arrangements") with Howard S. Stern (including his spouse), the Company's Chairman of the Board, and Betty K. Meyers, a principal shareholder, which were entered into on May 27, 1998 and May 25, 1998, respectively. The Betty Meyers policy is owned by the Betty Meyers Life Insurance Trust, the beneficiaries of which include David P. Meyers, a director. Annually, through fiscal 2002, the Company paid approximately $100,000 toward the cost of each life insurance policy. Because of the uncertainty of the treatment of split dollar life insurance policies under The Sarbanes-Oxley Act of 2002, for fiscal 2003, the Company did not make any payments toward the cost of such policies. Through August 2000, payments made by the Company were subject to repayment with interest payable to the Company annually by the insureds. In August 2000, the arrangements were modified to conform to the Company's other split dollar life insurance arrangements, making subsequent payments non- interest bearing. In May 2002, the board of directors approved a resolution to forgive any unpaid interest.

         As a result of the Company's not advancing the cost of the policies, Mr. Stern personally paid the premiums on his policy during fiscal 2003. The Meyers family did not make similar premium payments and, as a result, the insurance company charged the amount of the premium against the cash surrender value of the Meyers' policy. The aggregate amount of premiums paid by the Company for each policy is $500,000, the proceeds of which, under collateral assignment agreements, will be first used to repay all payments made by the Company for that policy. Additionally, beneficiaries of each policy may not borrow against the amount paid by the Company. As a result of the insurance company charging the Meyers' policy for the amount of the unpaid premium, the cash surrender value of the Meyers' policy was reduced to $486,000. Both Howard Stern (including his spouse) and Betty Meyers have committed to repay to the Company any shortfall between the cash surrender value of his or her policy and the aggregate amount of premiums paid by the Company. At May 31, 2003, the cash surrender value of such policies aggregated $1,193,000 and the aggregate amount of advances made by the Company totaled $1,000,000.

         The Company has engaged Michael A. Davis, M.D., a director of the Company, for consulting services. Fees for such services were approximately $133,000 during 2003.

         The Company had engaged Donald A. Meyer, a director of the Company, for consulting services through October 31, 2002. Fees for such services were approximately $13,000 during 2003. Mr. Meyer also serves as trustee for several of the Company's Profit-Sharing and 401(k) Plans. Fees for such services were approximately $15,000 during 2003.

         Effective January 1, 2002, the Company entered into an agreement with Howard S. Stern, the Chairman of the Company's board, pursuant to which Mr. Stern has agreed to provide certain services to the Company until December 31, 2004. The Company agreed to include Mr. Stern in its slate of directors for the 2002 annual meeting and to appoint Mr. Stern as Chairman of the Board for a one-year term beginning at the annual meeting. So long as Mr. Stern remains Chairman of the Company, he is entitled to receive twice the regular fees and other compensation (including cash, stock and options) paid to directors for service on the board. Under the terms of the agreement, Mr. Stern is entitled to receive 36 equal monthly payments of $20,833.34, as well as certain bonus opportunities. Mr. Stern also receives other benefits and perquisites and, so long as he remains Chairman, an annual sum of up to $80,000 for reimbursement of reasonable business expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no reports were required for such persons, the Company believes that, during the fiscal year ended May 31, 2003, all of the filing requirements applicable to its executive officers, directors and 10% shareholders were complied with, except as follows:

         o Robert M. Bloomfield filed a Form 4 that was four business days late, reporting the exercise of stock options and the sale of stock.

         o David P. Meyers filed a Form 5 on July 17, 2003 that was two business days late, reporting i) the Company's issuance of stock to Mr. Meyers on November 1, 2002 and ii) the Company's granting of stock options to Mr. Meyers on May 31, 2003, in each case, as compensation for services as a director of the Company. Mr. Meyers failed to report each of these two transactions on Form 4 within two business days of the applicable transaction date, as required by applicable regulations.

         o Each of Jonas I. Meyers and Stuart J. Meyers filed a Form 3 on July 31, 2003 that was required to be filed on or before June 19, 2002, the 10th day following the event that resulted in them each becoming a reporting person.

         o    Each of Betty K. Meyers and The Meyers Family Limited
              Partnership filed a Form 3 on August 8, 2003 that was required to be filed on or before June 19, 2002, the 10th day following the event that resulted in them each becoming a reporting person.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

         The board of directors appointed Grant Thornton LLP, independent certified public accountants, who were the Company's independent auditors for the 2003 fiscal year, as the Company's independent auditors for the fiscal year ending May 29, 2004. Although the selection of auditors does not require ratification, the board of directors has directed that the appointment of Grant Thornton LLP be submitted to the stockholders for ratification due to the significance of their appointment to the Company.

         The proposal to ratify the board's appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending May 29, 2004 must be approved by the affirmative vote of a majority of the votes cast at the annual meeting. For the purposes of this vote, a vote to abstain and a broker non-vote will each have no effect since they will not represent votes cast at the annual meeting for the purpose of this proposal.

         A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement and to respond to appropriate questions.

Recommendation of the Board of Directors

         The board of directors of the Company recommends a vote for the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending May 29, 2004.

           STOCKHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT OF A
                 RETROACTIVE 18-YEAR TERM LIMIT FOR DIRECTORS

Stockholder Proposal

         Mr. Ira M. Albert has submitted the following stockholder proposal on behalf of Albert Investment Associates, LP, an investment fund of which Mr. Albert is the General Partner:

              WHEREAS, Albert Investment Associates, LP (the "Shareholder") urges the board of directors of E-Z-EM, Inc. (the "Company") to support a resolution to adopt a retroactive maximum term of 18 years that any director may serve on the Company's board, because the Shareholder strongly believes that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management and board accountability they impose; and

              WHEREAS, the Shareholder believes that the absence of term limits has reduced the accountability of management and the board, thereby negatively impacting the Company's financial and stock price performance for over a decade; and

              WHEREAS, the Shareholder further believes that the Company's current board structure has been detrimental to stockholders' interests by reducing Management and Board accountability and thereby adversely affecting stockholder value; and

              WHEREAS, the Shareholder believes that the Company's current Board structure has hindered the stock's liquidity and the creation of stockholder value, the Shareholder strongly believes that a term limit for Directors would create greater accountability and result in a higher price for the Company's common stock; and

              WHEREAS, the Shareholder believes that the current Board and Management have little or no security ownership in the Company (other than shares issued upon exercise of options and the substantial ownership positions of the Company's two founding families) and that a change in Board composition that might result from implementation of this Proposal could result in a Board that is more closely aligned with stockholders' interests and more focused on creating stockholder value than the current Board.

              NOW, THEREFORE, BE IT RESOLVED, that the Company's stockholders urge the Board of Directors to allow a vote by the Company's stockholders to institute a retroactive 18-year term limit for all Directors; provided, that the implementation of this Proposal shall not have the effect of shortening the term of any incumbent Director.

              The Shareholder urges you to vote FOR this Proposal.

         The stockholder proposal to urge the board of directors to allow a stockholder vote regarding the implementation of a retroactive 18-year term limit for directors must be approved by the affirmative vote of a majority of the votes cast at the annual meeting. For the purposes of this vote, a vote to abstain and a broker non-vote will each have no effect since they will not represent votes cast at the annual meeting for the purpose of this proposal.

Recommendation of the Board of Directors

         The board of directors of the Company urges you to vote AGAINST this proposal for the following reasons:

         E-Z-EM's goal is to have the most competent, experienced and engaged board of directors possible in order to provide leadership to the Company and guidance to executive management. Because of the scope and complexity of the Company's business, we believe that directors continue to deepen their understanding of the Company's operations and the issues and challenges facing our business throughout their years of service on the board. We further believe that directors become increasingly effective as their knowledge of the Company's businesses and its officers and employees increases. An arbitrary term limit for directors would needlessly deprive the stockholders and the Company of the benefits of directors' experience and knowledge at a time in their tenure when they are becoming increasingly effective and productive and would remove directors from the board that have acquired valuable knowledge and insights about the Company and our industry.

         Replacing directors solely because of their length of service could also dramatically reduce the board's effectiveness. Imposing an arbitrary limit on directors' terms of office could result in the Company losing the services of directors who have acquired a great deal of knowledge and perspective about the Company's operations and who may be in a position to make their most valuable contributions to E-Z-EM's business. We also believe that the accelerated turnover of directors that would result from the imposition of term limits would be disruptive and could significantly diminish the Company's ability to attract the most qualified candidates for board service.

         We also believe that term limits for directors are not necessary to enhance director accountability. Approximately one-third of our directors stand for election each year, and stockholders may nominate their own candidates if they believe that the Company's slate of nominees is not adequate. Because adoption of this proposal would limit stockholder discretion in selecting the best candidates to lead the Company, we do not believe it is in our stockholders' best interests.

         We believe that the proponent's term limits would deprive the Company of experienced oversight, promote excessive turnover of directors and weaken our system of governance.

                          We Recommend That You Vote
               Against the Adoption of this Stockholder Proposal


                                  ANNUAL REPORT

         All stockholders of record as of the record date, have been sent, or are concurrently herewith being sent, a copy of the Company's 2003 Annual Report on Form 10-K for the 2003 fiscal year.

         Any stockholder of the Company may obtain without charge additional copies of the Company's Annual Report on Form 10-K for the 2003 fiscal year (without exhibits), as filed with the Securities and Exchange Commission, by writing to:

                            Stockholder Information
                                 E-Z-EM, Inc.
                              1111 Marcus Avenue
                         Lake Success, New York 11042


                              STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than May 21, 2004.

                                  OTHER MATTERS

         As of the date of this proxy statement, management knows of no matters other than those set forth herein which will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                                                   EXHIBIT 99.1

                                 E-Z-EM, Inc.

                 Proxy for the Annual Meeting of Stockholders
                        to be held on October 21, 2003

         This Proxy is solicited on behalf of the Board of Directors of E-Z-EM, Inc. for the 2003 Annual Meeting of Stockholders to be held on October 21, 2003. The 2003 Annual Meeting of Stockholders will be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, New York, on Tuesday, October 21, 2003, at 9:30 a.m., local time.

         The undersigned, a holder of common stock of E-Z-EM, Inc., hereby appoints Anthony A. Lombardo and Dennis J. Curtin, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders, and at any adjournment or postponement thereof, in all matters indicated on the reverse side hereof, and with discretionary authority to vote as to any other matters that may properly come before such meeting.

              IMPORTANT - This Proxy is continued on the reverse side. Please sign and date on the reverse side and return today.

                            DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

         This Proxy, when properly signed, will be voted in the manner directed. If no direction is given, this Proxy will be voted FOR Proposal No. 1 and Proposal No. 2 and AGAINST Proposal No. 3.


1. To elect Michael A. Davis, James L. Katz and Anthony A. Lombardo as Class I directors of the Company, each for a term of three years (Proposal No. 1).

|_|  FOR         |_|      WITHHOLD AUTHORITY        Authority withheld for the
                                                    following nominee(s) only:
                                                    (Write the name(s) of such
                                                    nominee(s) in the
                                                    space provided below)

                                                    ____________________


2. To ratify the appointment of Grant Thornton LLP as the independent auditors of E-Z-EM, Inc. for the fiscal year ending May 29, 2004 (Proposal No. 2).

|_|  FOR                      |_|  AGAINST                        |_|  ABSTAIN

3. To urge the board of directors to allow a vote by the Company's stockholders to institute a retroactive 18-year term limit for all directors; provided, that the implementation of this Proposal shall not have the effect of shortening the term of any incumbent director (Proposal No. 3).

|_|  FOR                      |_|  AGAINST                        |_|  ABSTAIN

         Please mark, date and sign exactly as name appears hereon. Joint owners should each sign. When signing as an executor, corporate officer or in any other representative capacity, please give full title as such.


                                          Dated:  _____________________, 2003


                                          ________________________________


                                          ________________________________
                                          SIGNATURE(S)